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                                                                    EXHIBIT O

FOR IMMEDIATE RELEASE

          EVERGREEN MEDIA CORPORATION, CHANCELLOR BROADCASTING COMPANY
             AND KATZ MEDIA GROUP ANNOUNCE REQUEST FOR INFORMATION
                     FROM JUSTICE DEPARTMENT IN CONNECTION
                    WITH THE ACQUISITION OF KATZ MEDIA GROUP

IRVING and DALLAS, Texas; NEW YORK, New York: August 6, 1997 - Evergreen Media Corporation (Nasdaq: EVGM), Chancellor Broadcasting Company (Nasdaq: CBCA), and Katz Media Group, Inc. (AMEX: KTZ) announced today that Evergreen Media has received a request for additional information from the United States Department of Justice with respect to its filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the acquisition of Katz Media by Evergreen Media and Chancellor Broadcasting. As previously announced, on July 18, 1997 a jointly owned subsidiary of Evergreen Media and Chancellor Broadcasting commenced a cash tender offer to acquire any and all outstanding shares of common stock of Katz Media at a price of $11.00 per share.

The request for additional information will extend the waiting period under the Hart-Scott-Rodino Act for ten calendar days following the date that Evergreen Media substantially complies with the request for additional information. No purchase of Katz Media securities may be consummated until the waiting period expires or is terminated. Evergreen Media intends to comply with the request for additional information as expeditiously as practicable.

Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media, representing radio and television stations, cable television systems and Internet media outlets. The company is exclusively retained by over 2,000 radio stations, 340 television stations and 1,500 cable systems to sell national spot advertising air time throughout the United States.

Chancellor Broadcasting and Evergreen Media own and operate radio stations across the United States.

CONTACT:

Matthew E. Devine               Richard E. Vendig             Joseph N. Jaffoni
Chief Financial Officer         Chief Financial &             David C. Collins
Evergreen Media Corporation      Administrative Officer       Jaffoni & Collins
972/869-9020                    Katz Media Group, Inc.         Incorporated
                                212/424-6290                  212/505-3015


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